                                                                      EXHIBIT 13

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                          McWHORTER TECHNOLOGIES, INC.
                                       AND
                                JOHN R. STEVENSON
                                (the "Agreement")

          This Amendment to the Agreement is made this 12th day of April, 2000 by and between John R. Stevenson (the "Employee") and McWhorter Technologies, Inc. (the "Company"). Unless otherwise set forth in this Amendment, all capitalized terms used in this Amendment shall have the meanings set forth in the Agreement.

          The parties have agreed to amend the Agreement as follows:

     1.   At the end of Section 5(f) the following sentence is hereby added:
          Provided that a Change of Control occurs on or before February 2, 2001, if Employee's termination occurs after a Change of Control, as defined in Section 5(b) above, the Employee shall receive from the Company, in addition to any other benefits to which he may be entitled to pursuant to this Agreement, the sum of $250,000, such amount to be paid within sixty (60) days after the date of the Change of Control.

     2. Except as set forth in this Amendment, the Agreement remains in full force and effect, enforceable in accordance with its terms.

          The parties have executed this Amendment to the Agreement as of the day and date first set forth above.

          This amendment may be signed in counterparts which taken together shall constitute one original executed amendment.


JOHN R. STEVENSON                   McWHORTER TECHNOLOGIES, INC.


 /s/ John R. Stevenson              By:    /s/ Jeffrey Nodland
------------------------------             -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------

ACKNOWLEDGED AND AGREED ON
BEHALF OF THE COMPENSATION
COMMITTEE OF THE BOARD OF
DIRECTORS

By:  /s/ Heinn F. Tomfohrde III
     ----------------------------
     Heinn F. Tomfohrde III
     Chairman of the Compensation
     Committee